EXHIBIT 99.1
PEP SUBJECT COMPANIES
Combined Financial Statements
December 31, 2022 and 2021

(With Independent Auditor’s Report Thereon)

PEP SUBJECT COMPANIES
Table of Contents

Independent Auditor’s Report

To the Members of the
PEP Subject Companies

Report on the Audit of the Combined Financial Statements

Opinion

We have audited the combined financial statements of PEP HPP Dropkick SPV LLC (“Dropkick”), PEP PEOF Dropkick SPV LLC (“Dropkick II”), HPP Acorn SPV LLC (“Acorn”), PEP HPP Jubilee SPV LLC (“Jubilee”), collectively referred to as the “PEP Subject Companies” which comprise the combined balance sheets as of December 31, 2022 and 2021, and the related combined statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2022 and for the period from January 22, 2021 (Commencement) through December 31, 2021, and the related notes to the combined financial statements.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the PEP Subject Companies as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the year ended December 31, 2022 and for the period from January 22, 2021 (Commencement) through December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the PEP Subject Companies, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the PEP Subject Companies’ ability to continue as a going concern for one year after the date that the combined financial statements are issued (or when applicable, one year after the date that the combined financial statements are available to be issued).

Weaver and Tidwell, L.L.P.
400 West Illinois Avenue, Suite 1550 | Midland, Texas 79701
Main: 432.683.5226
CPAs AND ADVISORS |WEAVER.COM

The Members of the
PEP Subject Companies

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the PEP Subject Companies’ internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the PEP Subject Companies’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Midland, Texas
December 22, 2023

PEP SUBJECT COMPANIES
Combined Balance Sheets

	As of December 31, 2022	As of December 31, 2021
Assets	(in thousands)
Current assets:
Cash	$6,132	$240
Due from affiliate	4,225	2,508
Accounts receivable, net	4,968	4,234
Drilling advances	53	4,100
Total current assets	15,378	11,082
Oil and natural gas property and equipment, based on full-cost method of accounting, net	117,826	110,677
Total assets	$133,204	$121,759

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,618	$4,156
Derivative financial instruments	4,226	1,036
Due to affiliate, short-term	—	793
Total current liabilities	5,844	5,985
Due to affiliate, long-term	—	49,992
Derivative financial instruments	4,362	982
Asset retirement obligations	592	624
Total liabilities	10,798	57,583
Commitment and contingencies (Note 8)	—	—
Members’ equity	122,406	64,176
Total liabilities and members’ equity	$133,204	$121,759

The accompanying notes are an integral part of these combined financial statements.

PEP SUBJECT COMPANIES
Combined Statements of Operations

	For the Year Ended December 31, 2022	For the Period from January 22, 2021 (Commencement) through December 31, 2021
	(in thousands)
Revenues:
Crude oil, natural gas, and NGL sales, net	$83,038	$11,685
Loss on derivatives, net	(19,890)	(3,134)
Total revenues, net	63,148	8,551

Operating expenses:
Lease operating and workover	18,465	2,950
Severance taxes	4,292	603
Depletion, depreciation, and amortization	14,759	2,760
Accretion	46	12
General and administrative	5,145	2,660
Total operating expenses	42,707	8,985
Operating income (loss)	20,441	(434)

Other expense:
Interest expense	(492)	(755)
Total other expense	(492)	(755)
Net income (loss)	$19,949	$(1,189)

The accompanying notes are an integral part of these combined financial statements.

PEP SUBJECT COMPANIES
Combined Statements of Changes in Members' Equity

The accompanying notes are an integral part of these combined financial statements.

Members’ Equity
(in thousands)
Balance – January 22, 2021 (Commencement)	$—
Contributions from parent, net	65,365
Net loss	(1,189)
Balance – December 31, 2021	$64,176
Contributions from parent, net	38,281
Net income	19,949
Balance – December 31, 2022	$122,406

The accompanying notes are an integral part of these combined financial statements.

PEP SUBJECT COMPANIES
Combined Statements of Cash Flows

	For the Year Ended December 31, 2022	For the Period from January 22, 2021 (Commencement) through December 31, 2021
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$19,949	$(1,189)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation, and amortization	14,759	2,760
Accretion	46	12
Loss on derivatives, net	19,890	3,134
Cash settlements on commodity derivatives	(13,320)	(1,116)
Changes in operating assets and liabilities:
Accounts receivable and due from affiliate	(2,451)	(6,742)
Drilling advances	4,047	(4,100)
Accounts payable and accrued liabilities	(2,538)	1,203
Net cash provided by (used in) operating activities	40,382	(6,038)
Cash flows from investing activities:
Additions to oil and natural gas properties	(18,678)	(17,571)
Acquisition of oil and natural gas properties	(3,308)	(92,301)
Net cash used in investing activities	(21,986)	(109,872)
Cash flows from financing activities:
Contributions from parent, net	38,281	65,365
Proceeds from affiliate debt	12,238	68,560
Payments on affiliate debt	(63,023)	(17,775)
Net cash used in financing activities	(12,504)	116,150
Net increase in cash and cash equivalents	5,892	240
Cash and cash equivalents - Beginning of period	240	—
Cash and cash equivalents- End of period	$6,132	$240

The accompanying notes are an integral part of these combined financial statements.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Note 1. Organization
Description of the Company
PEP HPP Dropkick SPV LLC (“Dropkick”) was formed on January 22, 2021, as a wholly owned subsidiary of PEP Asset Management Ultimate GP LLC (the “Parent”).
PEP PEOF Dropkick SPV LLC (“Dropkick II”) was formed on April 8, 2021, as a wholly owned subsidiary of the Parent.
HPP Acorn SPV LLC (“Acorn”) was formed on August 27, 2021, as a wholly owned subsidiary of the Parent.
PEP HPP Jubilee SPV LLC (“Jubilee”) was formed on October 21, 2021, as a wholly owned subsidiary of the Parent.
The combined historical financial statements of Dropkick, Acorn, Jubilee and Dropkick II along with the respective allocations of general and administrative expenses from the Parent are hereafter collectively referred to as the “PEP Subject Companies.” The PEP Subject Companies invests in non-operated working interests in oil and gas properties primarily located in the Midland and Delaware Basins, in Texas, United States (“U.S.”).
The PEP Subject Companies uses the earliest formation date as the commencement date for purposes of the combined financial statements, which is January 22, 2021 (“Commencement”).
Basis of Presentation of Combined Financial Statements
These combined financial statements have been prepared on a combined basis and derived from the historical results of operations, assets and liabilities the PEP Subject Companies along with allocations of general and administrative expenses from the Parent to each of these entities. For more details on these allocated general and administrative expenses, please see “— Note 9. Transactions with Affiliates.” The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The historical costs and expenses reflected in the combined financial statements of the PEP Subject Companies include an allocation for certain corporate and shared service functions historically provided by Parent, including, but not limited to, executive oversight, accounting, treasury, tax, legal, human resources, occupancy, procurement, information technology, and other shared services. These expenses have been allocated to PEP Subject Companies pro-rata on the cost basis of each investment by the Parent, which is considered to be a reasonable reflection of the historical utilization levels of these services. The PEP Subject Companies believe the assumptions underlying its combined financial statements, including the assumptions regarding the allocation of general corporate expenses from the Parent, are reasonable.
All significant intercompany accounts and transactions between the entities included in the PEP Subject Companies have been eliminated in the accompanying combined financial statements.
Use of Estimates
The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ significantly from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include proved oil and natural gas reserves and derivative financial instruments.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Cash and Cash Equivalents
The PEP Subject Companies considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The PEP Subject Companies maintains deposits which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”).
On March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. If one or more of the financial institution with whom the PEP Subject Companies conduct business were to be placed into receivership, it may be unable to access the cash it has on deposit with such institution. If the PEP Subject Companies is unable to access its cash and cash equivalents as needed, its financial position and ability to operate its business could be adversely affected.
Accounts Receivable
The PEP Subject Companies have accounts receivable representing amounts due from the operators of the oil and gas properties it invests in and these amounts are generally unsecured. The PEP Subject Companies determines its allowance for each type of receivable based on the length of time the receivable is past due, its previous loss history, and the customer’s current ability to pay its obligation. The PEP Subject Companies also bases its allowance for each type of receivable on its respective credit risks. The PEP Subject Companies writes off specific receivables when they become uncollectible. Once an allowance is recorded, any subsequent payments received on such receivables are credited to the allowance for credit losses. To date, the PEP Subject Companies has not experienced any pattern of credit losses and therefore has no allowance as of December 31, 2022 and 2021. The PEP Subject Companies will continually monitor the creditworthiness of its counterparties by reviewing credit ratings, financial statements, and payment history, as appropriate.
Due From/Due To Affiliate
Amounts due to/due from affiliate are for various transactions with the Parent of the PEP Subject Companies. Please see “— Note 9. Transactions with Affiliates” for more information.
Fair Value Measurements
Certain assets and liabilities of the PEP Subject Companies are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants. This price is commonly referred to as the “exit price.” Fair value measurements are classified according to a hierarchy that prioritizes the inputs underlying the valuation techniques and requires that assets and liabilities are classified in their entirety based on the lowest level input that is significant to the fair value measurement. This hierarchy consists of three broad levels:
•Level 1 – Observable inputs that are based upon quoted market prices for identical assets and liabilities within active markets.
•Level 2 – Observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.
•Level 3 – Inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.
Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Oil and Natural Gas Properties
The PEP Subject Companies use the full-cost method of accounting. Under this method of accounting, costs of both successful and unsuccessful exploration and development activities of the oil and gas properties are capitalized as property and equipment. This includes any internal costs that are directly related to exploration and development activities, but does not include any costs related to production, general corporate overhead, or similar activities. Proceeds from the sale or disposition of oil and natural gas properties are accounted for as a reduction to capitalized costs unless a significant portion of the PEP Subject Companies reserve quantities are sold such that it results in a significant alteration of the relationship between capitalized costs and remaining proved reserves, in which case a gain or loss is generally recognized in income.
Oil and Natural Gas Reserves
Proved oil, NGLs and natural gas reserves utilized in the preparation of the combined financial statements are estimated in accordance with the rules established by the Securities and Exchange Commission (“SEC”) and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements.
Reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or reduced. Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.
Impairment of Oil and Natural Gas Properties
The PEP Subject Companies perform a full-cost ceiling test on an annual basis. The test establishes a limit, or ceiling, on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of accumulated depreciation, depletion and amortization (“DD&A”) and the related deferred income taxes, may not exceed this ceiling. The ceiling limitation is equal to the sum of: (i) the present value of estimated future net revenues from the projected production of proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations accrued on the balance sheet, calculated using the average oil and natural gas sales prices received by the PEP Subject Companies as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) and a discount factor of 10%; (ii) the cost of unproved and unevaluated properties excluded from the costs being amortized; (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (iv) related income tax effects. If capitalized costs exceed this ceiling, the excess is charged to expense in the combined statements of operations.
Depreciation, Depletion and Amortization
Depreciation, depletion and amortization of capitalized drilling and development costs of producing crude oil and natural gas properties, including related support equipment and facilities, are computed using the unit-of-production method (“UOP”). The UOP calculation multiplies the percentage of estimated proved reserves produced by the cost of those reserves. The result is to recognize expense at the same pace that the reserves are estimated to be depleting. The amortization base in the UOP calculation includes the sum of proved property costs net of accumulated depletion, estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs that are not already included in oil and natural gas properties, less related salvage value. The rates utilized under UOP are based upon quantities of recoverable crude oil and natural gas reserves, which are established based on estimates made by the external independent reserve engineers.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Asset Retirement Obligations
The PEP Subject Companies recognize liabilities for retirement obligations associated with tangible long-lived assets, such as producing well sites when there is a legal obligation associated with the retirement of such assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the combined balance sheets. When the assumptions used to estimate a recorded asset retirement obligation change, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The asset retirement cost is depreciated over the useful life of the associated asset. Accretion of the discount on asset retirement obligations is charged to expense.
Drilling Advances
The PEP Subject Companies participates in the drilling of crude oil and natural gas wells with other working interest partners.  Due to the capital intensive nature of crude oil and natural gas drilling activities, the working interest partner responsible for conducting the drilling operations may request advance payments from other working interest partners for their share of the costs.  The PEP Subject Companies expect such advances to be applied by working interest partners against joint interest billings for its share of drilling operations within 90 days from when the advance is paid.
Contributions From Parent, Net
Contributions from Parent, net, consists of the amounts contributed by the Parent for intercompany amounts due to or from the Parent which are forgiven and treated as contributions or distributions of capital and other general and administrative expenses allocated to the PEP Subject Companies. Financial transactions related to PEP Subject Companies are accounted for through the parent investment account. Transactions with the Parent are reflected in the accompanying combined statements of members’ equity as “Contributions from parent, net” and in the accompanying combined balance sheets within “Members’ equity.”
Revenue Recognition
The PEP Subject Companies revenues are primarily derived from its interests in the sale of oil and natural gas production. The PEP Subject Companies recognizes revenue from its interests in the sales of crude oil and natural gas in the period that its performance obligations are satisfied. Performance obligations are satisfied when the customer obtains control of the product, when the PEP Subject Companies have no further obligations to perform related to the sale, when the transaction price has been determined and when collectability is probable. The sales of oil and natural gas are made under contracts which the third-party operators of the wells have negotiated with customers, which typically include variable consideration that is based on pricing tied to local indices and volumes delivered in the current month. The PEP Subject Companies receives payment from the sale of oil and natural gas production from one to three months after delivery. At the end of each month when the performance obligation is satisfied, the variable consideration can be reasonably estimated and amounts due from customers are accrued in accounts receivable, net in the combined balance sheets. Variances between the PEP Subject Companies estimated revenue and actual payments are recorded in the month the payment is received; however, differences have been and are insignificant.
The PEP Subject Companies do not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption, which applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.
The PEP Subject Companies oil is typically sold at delivery points under contracts terms that are common in its industry. The PEP Subject Companies natural gas produced is delivered by the well operators to various purchasers at agreed upon delivery points under a limited number of contract types that are also common in our industry. Regardless of the contract type, the terms of these contracts compensate the well operators for the value of the oil

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

and natural gas at specified prices, and then the well operators will remit payment to the PEP Subject Companies for its share in the value of the oil and natural gas sold.
Income Taxes
As limited liability companies, the PEP Subject Companies are not liable for federal income taxes. Income and losses of the PEP Subject Companies are reported in the income tax return of each member. Thus, all tax expense and liabilities arising from the operations of the PEP Subject Companies, with the exception of Texas margin tax, will be the responsibility of the members. The PEP Subject Companies uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted.
In the event the PEP Subject Companies incurs interest or penalties in connection with income taxes, such amounts are included in income tax expense on the combined statements of operations. There was no provision for incomes taxes for the year ended December 31, 2022 and 2021. The PEP Subject Companies did not incur interest or penalties in connection with income taxes during the years ended December 31, 2022 and 2021.
At December 31, 2022 and 2021, there are no uncertain tax positions that require disclosure in the financial statements.
Derivative Financial Instruments
The PEP Subject Companies uses derivative instruments to manage market risks resulting from fluctuations in the prices of crude oil and natural gas commodities. The PEP Subject Companies enters into derivative contracts which require payments to, or receipts from, counterparties based on the differential between a fixed price and a variable price for a fixed quantity of the applicable commodity without the exchange of underlying volumes. The notional amounts of these financial instruments are based on expected production from existing wells.
The PEP Subject Companies recognize derivative instruments as assets or liabilities in the combined balance sheets, measured at fair value and marked-to-market at the end of each period.  Any realized gains and losses on settled derivatives, as well as mark-to-market gains or losses, are aggregated and recorded to loss on derivative instruments, net on the combined statements of operations.
Leases
Prior to January 1, 2022, the PEP Subject Companies applied ASC 840, Leases to all agreements considered to be a lease. On January 1, 2022, the PEP Subject Companies adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and all subsequent amendments to the ASU (collectively, “ASC 842”), which requires the assets and liabilities that arise from leases to be recognized on the balance sheet. ASC 842 requires the lessee to recognize a lease liability equal to the present value of the lease payments and a right-of-use (“ROU”) asset representing its right to use the underlying asset for the lease term for all leases longer than 12 months.
The PEP Subject Companies has adopted the following practical expedients in ASC 842-10-65-1(f) that, upon adoption of ASC 842, allowed entities to (1) not reassess whether any expired or existing contracts are or contain leases, (2) retain the classification of leases (e.g., operating or finance lease) existing as of the date of adoption, and (3) not reassess initial direct costs for any existing lease. As the PEP Subject Companies only invest in non-operated working interests in oil and gas properties, adoption of the standard did not impact any of the combined financial statements.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.
Segments
The crude oil and natural gas and production activities of the PEP Subject Companies are solely focused in the U.S. The PEP Subject Companies aggregates its U.S. operating segments into one reporting segment, exploration and development, due to the similarity of these operations.
Recent Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 requires that a financial asset measured at amortized cost be presented at the net amount expected to be collected. ASU 2016-13 is intended to provide more timely decision-useful information about the expected credit losses on financial instruments. In November 2019, the FASB ASU 2019-19, “Codification Improvements to Topic 326: Financial Instruments – Credit Losses”, which makes amendments to clarify the scope of the guidance, including clarification that receivables arising from operating leases are not within its scope. ASU 2016-13 is effective for annual periods beginning after December 15, 2022. The PEP Subject Companies do not believe ASU 2016-13 will have a material impact on its combined financial statements.
Note 2. Oil and Natural Gas Properties
Capitalized Costs
The following table reflects the aggregate capitalized costs of the PEP Subject Companies:

	December 31, 2022	December 31, 2021
	(in thousands)
Oil and natural gas properties:
Proved properties	$135,345	$113,437
Total oil and natural gas properties	135,345	113,437
Less: Accumulated depreciation, depletion and amortization	(17,519)	(2,760)
Oil and natural gas properties, net	$117,826	$110,677
There were no proved property impairments for the year ended December 31, 2022 and for the period from commencement through December 31, 2021. Depletion expenses were $14.8 million and $2.8 million for the year ended December 31, 2022 and for the period from commencement through December 31, 2021, respectively.
Driftwood Acquisition
On April 8, 2021, the PEP Subject Companies completed the acquisition of certain non-operated producing and leasehold interests from Driftwood Energy Operating LLC (“Driftwood Acquisition”) located in the Midland Basin, in Upton County, Texas, for cash consideration of approximately $4.7 million, net of closing and post-closing adjustments. The Driftwood Acquisition was accounted for as an asset acquisition. As a result, the cash consideration was allocated to the underlying assets acquired on a relative fair value basis.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

MHP Acquisition
On September 30, 2021, the PEP Subject Companies entered into a purchase and sale agreement with Moriah Henry Partners, LLC (“MHP Acquisition”) to acquire certain non-operated working interests in oil and natural gas properties in Midland and Upton Counties, Texas, for a total cash consideration of $46.7 million, net of closing and post-closing adjustments. The MHP Acquisition was accounted for as an asset acquisition. As a result, the cash consideration was allocated to the underlying assets acquired on a relative fair value basis.
Determining the fair value of the assets and liabilities acquired requires judgment and certain assumptions to be made, the most significant of these being related to the valuation of the oil and natural gas properties. Significant judgments and assumptions included, among other things, estimates of reserve quantities, estimates of future commodity prices, expected development costs, lease operating costs, reserve risk adjustment factors and an estimate of an applicable market participant discount rate that reflected the risk of the underlying cash flow estimates. The inputs and assumptions related to the oil and natural gas properties were categorized as level 3 in the fair value hierarchy.
The following table represents the allocation of the total acquisition costs to the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Relative fair value of net assets:
Proved oil and natural gas properties	$47,024
Total assets acquired	$47,024

Fair value of liabilities assumed:
ARO liability acquired	340
Total liabilities assumed	$340

Net assets acquired	$46,684
Centennial Acquisition
On December 1, 2021, the PEP Subject Companies entered into a purchase and sale agreement with Centennial Resource Production, LLC and Atlantic Exploration, LLC (“Centennial Acquisition”) to acquire certain non-operated working interests in oil and natural gas properties in Midland and Upton Counties, Texas, for a total cash consideration of $40.9 million, net of closing and post-closing adjustments. The Centennial Acquisition was accounted for as an asset acquisition. As a result, the cash consideration was allocated to the underlying assets acquired on a relative fair value basis.
Determining the fair value of the assets and liabilities acquired requires judgment and certain assumptions to be made, the most significant of these being related to the valuation of the oil and natural gas properties. Significant judgments and assumptions included, among other things, estimates of reserve quantities, estimates of future commodity prices, expected development costs, lease operating costs, reserve risk adjustment factors and an estimate of an applicable market participant discount rate that reflected the risk of the underlying cash flow estimates. The inputs and assumptions related to the oil and natural gas properties were categorized as level 3 in the fair value hierarchy.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

The following table represents the allocation of the total acquisition costs to the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Relative fair value of net assets:
Proved oil and natural gas properties	$ 41,141
Total assets acquired	$ 41,141

Fair value of liabilities assumed:
ARO liability acquired	191
Total liabilities assumed	$ 191

Net assets acquired	$ 40,950
Note 3. Revenue
Disaggregation of Revenue
The PEP Subject Companies disaggregated revenue has two primary sources: crude oil sales and natural gas and NGL sales. The following table presents the disaggregation of crude oil and natural gas and NGL revenue (in thousands):

	For the Year Ended December 31, 2022	For the Period from January 22, 2021 (Commencement) through December 31, 2021
	(in thousands)
Crude oil revenue	$67,413	$9,341
Natural gas and NGL revenues	15,625	2,344
Total crude oil, natural gas and NGL sales, net	$83,038	$11,685
Receivable Balances
At January 1, 2022, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $4.2 million.
Note 4. Asset Retirement Obligations
The following table presents changes in asset retirement obligations of the PEP Subject Companies:

	For the Year Ended December 31, 2022	For the Period from January 22, 2021 (Commencement) through December 31, 2021
	(in thousands)
Asset retirement obligations at beginning of year	$624	$—
Wells acquired/developed	43	612
Liabilities relinquished	(121)	—
Revision of estimated obligation	—	—
Accretion expense on discounted obligation	46	12
Asset retirement obligations at end of year	$592	$624

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Note 5. Derivative Financial Instruments
Derivative Gains and Losses
Cash receipts and payments reflect the gains or losses on derivative contracts which matured during the applicable period, calculated as the difference between the contract price and the market settlement price of matured contracts. The derivative contracts of the PEP Subject Companies are settled based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on the New York Mercantile Exchange (“NYMEX”) West Texas Intermediate pricing and natural gas derivative settlements based primarily on NYMEX Henry Hub pricing. Non-cash gains and losses represent the change in fair value of derivative instruments which continued to be held at period end and the reversal of previously recognized non-cash gains or losses on derivative contracts that matured during the period.
The following table summarizes the commodity derivative activity of the PEP Subject Companies:

	For the Year Ended December 31, 2022	For the Period from January 22, 2021 (Commencement) through December 31, 2021
	(in thousands)
Cash paid on derivatives	$13,320	$1,116
Non-cash loss on derivatives	6,570	2,018
Loss on derivatives, net	$19,890	$3,134
Financial Statement Presentation
All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the combined balance sheets. The PEP Subject Companies determine the current and long-term classification based on the timing of expected future cash flows of individual trades. Amounts related to contracts allowed to be netted upon payment subject to a master netting arrangement with the same counterparty are reported on a net basis in the combined balance sheets. The tables below present a summary of these positions as of December 31, 2022 and 2021, respectively:

	December 31, 2022
	Gross Fair Value	Amounts Netted	Net Fair Value
	(in thousands)
Commodity derivative assets:
Commodity derivative asset, current	$1,466	$(1,466)	$—
Commodity derivative asset, noncurrent	359	(359)	—
Total commodity derivative assets	$1,825	$(1,825)	$—
Commodity derivative liabilities:
Commodity derivative liability, current	$(5,692)	$1,466	$(4,226)
Commodity derivative liability, noncurrent	(4,721)	359	(4,362)
Total commodity derivative liabilities	$(10,413)	$1,825	$(8,588)

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

	December 31, 2021
	Gross Fair Value	Amounts Netted	Net Fair Value
	(in thousands)
Commodity derivative assets:
Commodity derivative asset, current	$524	$(524)	$—
Commodity derivative asset, noncurrent	576	(576)	—
Total commodity derivative assets	$1,100	$(1,100)	$—
Commodity derivative liabilities:
Commodity derivative liability, current	$(1,560)	$524	$(1,036)
Commodity derivative liability, noncurrent	(1,558)	576	(982)
Total commodity derivative liabilities	$(3,118)	$1,100	$(2,018)
The Company had the following outstanding commodity derivative instruments as of December 31, 2022:

	December 31, 2022
	2023	2024	2025
Crude oil NYMEX swaps
Volume (Bbls)	435,607	315,443	268,354
Weighted average fixed price	$67.85	$64.21	$67.90
Natural gas NYMEX swaps
Volume (Mmbtus)	788,409	494,420	—
Weighted average fixed price	$3.51	$3.36	—
Propane Mont Belvieu swaps
Volume (Gallons)	498,279	130,808	—
Weighted average fixed price	$0.91	$0.91	—
Crude oil Midland basis swaps
Volume (Bbls)	443,142	315,443	268,354
Weighted average fixed price	$(0.19)	$(0.28)	$(0.85)
Natural gas Waha basis swaps
Volume (Mmbtus)	788,409	494,420	—
Weighted average fixed price	$(0.61)	$(0.56)	—

Note 6. Fair Value Measurements
The carrying values of cash, accounts receivable, other current assets, accounts payable and accrued expenses included in the accompanying combined balance sheets approximated fair value at December 31, 2022 and 2021 due to their short term nature.The following methods and assumptions were used to estimate the fair values of derivative financial instruments.
Level 2 Fair Value Measurements
Commodity derivatives – The fair value of commodity derivatives is estimated using observable market data and assumptions with adjustments based on widely accepted valuation techniques. A discounted cash flow analysis on the expected cash flows of each derivative reflects the contractual terms of the derivative, including period to maturity, and uses observable market-based inputs, including interest rate curves, implied volatilities and credit risk.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Assets Measured at Fair Value on a Nonrecurring Basis
Certain amounts of the PEP Subject Companies are reported at fair value on a nonrecurring basis in the consolidated financial statements. The following methods and assumptions were used to estimate the fair values of these amounts.
Asset retirement obligations – The fair value of asset retirement obligations is estimated using discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation, estimated plugging and abandonment costs, timing of remediation, the credit-adjusted risk-free rate and inflation rate. Significant unobservable inputs (level 3) utilized in the determination of asset retirement obligations include estimated plugging and abandonment costs of approximately $0.1 million per well, the timing of remediation, which is estimated based on the aggregate average useful life, and the credit adjusted risk free rate, which was estimated at approximately 9.0% at December 31, 2022.
Acquisition date fair value – The assets and liabilities of acquisitions are recorded at their respective fair values as of the date of closing and added to those of the PEP Subject Companies. Determining the fair value of the assets acquired and liabilities assumed requires judgment and certain assumptions to be made. These inputs and assumptions related to the oil and natural gas properties were categorized as level 3 in the fair value hierarchy. Please see “—Note 2. Oil and Natural Gas Properties” for further information regarding acquisition activity and significant assumptions and judgements made regarding the estimated acquisition date fair values.
Note 7. Supplemental Disclosures to Combined Financial Statements
Accounts payable and accrued liabilities consisted of the following at the dates indicated:

	December 31, 2022	December 31, 2021
	(in thousands)
Accrued oil and natural gas capital expenditures	$0	$2,953
Accrued lease operating expenses	1,278	774
Severance and ad valorem taxes	257	219
Accrued interest	7	140
Accrued general and administrative	76	70
Accounts payable and accrued liabilities	$1,618	$ 4,156
Accounts Receivable
Components of accounts receivable include the following:

	December 31, 2022	December 31, 2021
	(in thousands)
Crude oil, natural gas and NGL Sales	$4,968	$4,234
Gross accounts receivable	4,968	4,234
Allowance for doubtful accounts	—	—
Accounts receivable, net	$4,968	$4,234

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Supplemental Cash Flows
The following table provides certain supplemental cash flow information for the periods indicated:

	For the Year Ended December 31, 2022	For the Period from January 22, 2021 (Commencement) through December 31, 2021
	(in thousands)
Supplemental disclosure of cash flow information:
Interest paid	$485	$615
Supplemental Disclosure of Non-Cash Information:
Additions to oil and natural gas properties included in accounts payable and accrued liabilities	$—	$2,953
Revisions and additions to asset retirement obligations, net	$43	$612
Note 8. Commitments and Contingencies
Environmental Remediation
Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the operations and the cost of crude oil and natural gas exploration, development, and production operations of the PEP Subject Companies. The PEP Subject Companies does not anticipate that it will be required in the near future to expend significant amounts for compliance with such federal, state and local laws and regulations and therefore no amounts have been accrued for such purposes.
Litigation
The PEP Subject Companies are involved in various legal proceedings including, but not limited to, commercial disputes, claims from royalty and surface owners, property damage claims, personal injury claims, regulatory compliance matters, disputes with tax authorities and other matters. While the outcome of these legal matters cannot be predicted with certainty, the PEP Subject Companies does not expect them to have a material effect on its financial condition, results of operations or cash flows.
Note 9. Transactions with Affiliates
Certain costs for corporate and shared service functions incurred by the Parent that are directly linked to the operations of the PEP Subject Companies have been allocated to these combined financial statements. For the year ended December 31, 2022 and for the period from Commencement through December 31, 2021, the PEP Subject Companies incurred general and administrative expenses allocated from the Parent for certain operational and administrative functions of $5.1 million and $2.7 million, respectively. These expenses are included within “general and administrative” on the combined statements of operations.
The Parent of the PEP Subject Companies has two credit facilities, the proceeds of which are utilized by the PEP Subject Companies to fund its operations, its drilling and exploration activities and its acquisition activities. The amounts incurred by the Parent on behalf of the PEP Subject Companies which remain outstanding and payable to the Parent was $50.8 million at December 31, 2021. There were no amounts outstanding and payable to the Parent at December 31, 2022. These amounts due to the Parent are shown on the combined balance sheets as “due to affiliate, short-term” and “due to affiliate, long-term.” In addition, the Parent incurs interest expenses associated with these credit facilities. The interest expense incurred by the Parent on behalf of the PEP Subject Companies has been included within the combined statements of operations within “interest expense, net” and totaled $0.5 million and

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

$0.8 million for the year ended December 31, 2022 and the period from Commencement through December 31, 2021, respectively.
Certain entities included in the PEP Subject Companies have a centralized cash management with the Parent. Cash amounts associated with the PEP Subject Companies held by the Parent are shown as “due from affiliate” on the combined balance sheets. Amounts due from affiliate were $4.2 million and $2.5 million at December 31, 2022 and 2021, respectively.
Note 10. Concentrations of Credit Risk
Currently, the PEP Subject Companies operate exclusively within the United States and its revenues and operating profit are derived from the oil and gas industry. As a non-operator, 100% of the PEP Subject Company’s wells are operated by third-party operating partners. As such, PEP Subject Companies are highly dependent on the success of these third-party operators. If the third-party operators are not successful in activities relating to the PEP Subject Companies leasehold interests, the PEP Subject Company’s financial condition could be adversely affected.

For the periods ending December 31, 2022 and 2021, one operator made up 98% and 99% of the total operating revenues, respectively. The operator also made up 100% of the total oil and natural gas accounts receivable in the periods.
Note 11. Subsequent Events
In preparing the accompanying combined financial statements of the PEP Subject Companies, management has evaluated all subsequent events and transactions for potential recognition or disclosure through December 22, 2023, the date the combined financial statements of PEP Subject Companies were available for issuance and concluded that no such material events have occurred.
Note 12. Supplemental Oil and Natural Gas Information (Unaudited)
Estimated Quantities of Proved Oil and Natural Gas Reserves
Oil and natural gas reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with the changes in prices and operating costs. Management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.
As of December 31, 2022 and 2021, all the Company’s oil and natural gas reserves are attributable to properties within the U.S.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

A summary of the PEP Subject Companies change in quantities of proved crude oil and natural gas for the year ended December 31, 2022 and for the period from Commencement through December 31, 2021 are as follows:

	Crude Oil (Bbls)	Natural Gas (Mcf)	NGLs (Bbls)	Total (Boe)
Proved reserves at commencement	—	—	—	—
Revisions	—	—	—	—
Extensions	925,409	3,963,092	—	1,585,924
Acquisition of reserves	4,703,888	16,661,303	—	7,480,772
Divestiture of reserves	—	—	—	—
Production	(125,924)	(347,021)	—	(183,761)
Proved reserves at December 31, 2021	5,503,373	20,277,374	—	8,882,935
Proved developed reserves
Beginning of year	—	—	—	—
End of year	4,668,465	16,900,011	—	7,485,134
Proved undeveloped reserves
Beginning of year	—	—	—	—
End of year	834,906	3,377,361	—	1,397,800

	Crude Oil (Bbls)	Natural Gas (Mcf)	NGLs (Bbls)	Total (Boe)
Proved reserves at December 31, 2021	5,503,373	20,277,374	—	8,882,935
Revisions	284,467	1,409,516	—	519,386
Extensions	1,191,928	6,151,351	—	2,217,153
Acquisition of reserves	139,220	384,753	—	203,346
Divestiture of reserves	—	—	—	—
Production	(698,280)	(2,069,086)	—	(1,043,128)
Proved reserves at December 31, 2022	6,420,708	26,153,908	—	10,779,692
Proved developed reserves
Beginning of year	4,668,465	16,900,011	—	7,485,134
End of year	5,458,135	22,485,118	—	9,205,655
Proved undeveloped reserves
Beginning of year	834,906	3,377,361	—	1,397,800
End of year	962,572	3,668,794	—	1,574,038
Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.
During the year ended December 31, 2022, the PEP Subject Companies had extensions of 2,217,153 Boe resulting from adding 6 new PUD locations for a total of 1,167,333 Boe and 6 new PDP locations for a total of 1,049,820 Boe.
During the period from Commencement through December 31, 2021, the PEP Subject Companies extensions of 1,585,924 Boe resulted primarily from adding 5 new PUD locations for a total of 1,397,799 BOE. Additionally, the PEP Subject Companies had acquisitions of 7,480,772 Boe from the Driftwood Acquisition, the MHP Acquisition and the Centennial Acquisition.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

Standardized Measure of Discounted Future Net Cash Flows
The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.
Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month spot prices prior to the end of the reporting period. These prices as of December 31, 2022 were $93.67 per barrel of oil and $6.36 per MMBtu of natural gas. The estimated realized prices used in computing the PEP Subject Companies reserves as of December 31, 2022 were as follows: (i) $92.73 per barrel of oil, and (ii) $8.02 per Mcf of natural gas.
All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from PEP Subject Company’s commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the "as of date" forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves, less the tax basis of the oil and natural gas properties of PEP Subject Companies. The estimated future net cash flows are then discounted at a rate of 10.0%.
The standardized measure of discounted future net cash flows relating to proved reserves is presented in the table below:

	As of December 31, 2022	As of December 31, 2021
	(in thousands)

Future cash inflows	$805,213	$450,404
Future production costs	(302,756)	(168,172)
Future development costs	(31,994)	(18,439)
Future income tax expense (1)	(4,227)	(2,365)
Future net cash flows	466,236	261,428
10% annual discount for estimated timing of cash flows	(209,159)	(116,543)
Standardized measure of discounted future net cash flows	$257,077	$144,885
(1) – The PEP Subject Companies is not a taxpaying entity for Federal income tax purposes due to its LLC corporate structure.

PEP SUBJECT COMPANIES
Notes to Combined Financial Statements

The changes in standardized measure of future net cash flows related to estimated proved oil and natural gas reserves for the year ended December 31, 2022 and for the period from Commencement through December 31, 2021 is as follows:

	December 31, 2022	December 31, 2021
	(in thousands)

Balance, beginning of period	$144,885	$—
Net change in prices and production costs	81,523	—
Net change in future development costs	(948)	—
Oil & natural gas net revenue	(60,281)	(8,132)
Extensions	48,779	19,735
Acquisition of reserves	4,760	134,427
Revisions of previous quantity estimates	20,409	—
Previously estimated development costs incurred	5,320	—
Net change in taxes	(839)	(1,250)
Accretion of discount	14,614	—
Changes in timing and other	(1,145)	105
Standardized measure of discounted future net cash flows	$257,077	$144,885